EXHIBIT 99.2

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Bay View Bank:

We have examined management’s assertion about Bay View Acceptance Corporation’s (“BVAC”) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (USAP), except for minimum servicing standards I.4, III.3, III.4, V.2 through V.4, which BVAC has interpreted as being inapplicable to the servicing obligations set forth in the Bay View LG-1 Auto Trust Pooling and Servicing agreement dated December 14, 1999 and the Bay View LJ-1 Auto Trust Pooling and Servicing Agreement dated March 29, 2000, as of and for the year ended December 31, 2001 included in the accompanying management assertion. Management is responsible for BVAC’s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management’s assertion about the entity’s compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about BVAC’s compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on BVAC’s compliance with the minimum servicing standards.

In our opinion, management’s assertion that BVAC has complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2001 is fairly stated, in all material respects.

/s/    ARTHUR ANDERSEN LLP

San Francisco
January 18, 2002

MANAGEMENT ASSERTION

January 18, 2002

As of and for the year ended December 31, 2001, Bay View Acceptance Corporation (“BVAC”) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers, except for minimum servicing standards I.4, III.3, III.4, V.2 through V.4, which BVAC has interpreted as being inapplicable to the servicing obligations set forth in the Bay View LG-1 Auto Trust Pooling and Servicing agreement dated December 14, 1999 and the Bay View LJ-1 Auto Trust Pooling and Servicing Agreement dated March 29, 2000. As of and for this same period, BVAC had in effect a fidelity bond policy in the amount of $40,000,000 and an errors and omissions policy in the amount of $5,000,000.

/s/ JEFF BUTCHER
Jeff Butcher
Senior Vice President and Controller

/s/ JOHN ROSE
John Rose
Executive Vice President & Chief Financial Officer

/s/ MICHAEL FLASHNER
Michael Flashner
Director of Loan Servicing